Exhibit 99

AmeriCann Announces a 300% Increase in Annual Revenue

The Company Provides an Operations Update About the Increased Sales Growth at its Flagship Massachusetts Cannabis Center

BOSTON, Nov. 18, 2021 (GLOBE NEWSWIRE) – via InvestorWire -- AmeriCann Inc. (ACAN), a cannabis company that develops state-of-the-art cultivation, product manufacturing and distribution facilities, provides financial and operational updates for its flagship project, the Massachusetts Cannabis Center.

AmeriCann’s operating revenue from the Massachusetts Cannabis Center for the year ending September 2021 increased over 300% from the year ending September 2020.

AmeriCann’s Massachusetts Cannabis Center is located on a 52-acre parcel in southeastern Massachusetts. The project is permitted for 987,000 sq. ft. of cannabis cultivation and processing infrastructure, which is being developed in phases to support multiple tenants in both the existing medical and adult-use cannabis markets.

The initial phase of the development, Building 1, is a 30,000-square-foot cultivation greenhouse and processing facility that utilizes AmeriCann’s proprietary “Cannopy” cultivation system. Building 1 is fully occupied by Bask Inc., an existing Massachusetts licensed vertically integrated cannabis operator.

AmeriCann recently released a video highlighting the high-tech, sustainable designs at the Massachusetts Cannabis Center and Building 1 which can be found HERE.

AmeriCann receives base rent and a Revenue Participation Fee from Bask of 15% of all gross monthly sales of cannabis, cannabis-infused products and non-cannabis products produced at the Massachusetts Cannabis Center.

“AmeriCann’s operating revenue for the year ending September 2021 increased by over 300% from the prior year,” stated CFO Ben Barton. “The strong top-line growth reflects four consecutive quarters of accelerating revenue. We look forward to releasing our complete quarterly and annual financial results as they are completed next month.”

AmeriCann is scheduled to release its full financial results in December 2021.

A summary of additional operational highlights included the following:

●	AmeriCann’s operating revenue from the Massachusetts Cannabis Center increased over 300% for the year that ended September 2021 from the prior year.

●	AmeriCann’s revenue increased over 25% from the quarter that ended September 2021 from the prior quarter.

●	The manufacturing of cannabis-infused products, including the recently launched 1906 branded “Drops,” has increased dramatically in Building 1.

●	Sales of manufactured infused products produced at Building 1 have achieved success as some of the bestselling cannabis brands in Massachusetts in their respective categories.

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AmeriCann’s joint venture partner, Bask Inc., added adult-use retail sales in February. Since this time, retail sales have shown consistent increases that have resulted in enhanced revenue for AmeriCann.

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In September 2021, the Massachusetts market exceeded $144 million of cannabis sales. The total sales for the first nine months of 2021 were greater than $1.1 billion, putting the market on track for $1.56 billion in total sales for 2021. The strength of the Massachusetts market is reflected in the Commonwealth having the highest average purchase prices in the nation and the second highest price per gram within U.S. adult-use markets.

●	The sale of cannabis in Massachusetts has exceeded $2.3 billion in legal cannabis since adult-use sales commenced in late 2018.

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AmeriCann has secured cultivation and manufacturing licenses for Building 2 – the next phase of the Massachusetts Cannabis Center. Building 2 calls for approximately 400,000 additional square feet of cannabis cultivation, manufacturing and distribution infrastructure.

Plans for the 400,000 sf Building 2 facility will accommodate both Bask and AmeriCann in dedicated cultivation spaces. Additionally, AmeriCann will operate a centralized product manufacturing facility in Building 2 designed to support the entire 1-million-square-foot MCC campus. AmeriCann was awarded two licenses from the Massachusetts Cannabis Control Commission — one for cannabis cultivation and one for cannabis product manufacturing.

About AmeriCann

AmeriCann (OTCQB:ACAN) develops and leases cannabis cultivation, processing and product manufacturing facilities.

AmeriCann uses greenhouse technology which is superior to the current industry standard of growing cannabis in warehouse facilities under artificial lights. According to industry experts, by capturing natural sunlight, greenhouses use 25 percent fewer lights, and utility bills are up to 75 percent less than in typical warehouse cultivation facilities. As such, AmeriCann's Cannopy System enables cannabis to be produced with a greatly reduced carbon footprint, making the final product less expensive. Additionally, greenhouse construction costs are nearly half of warehouse construction costs.

AmeriCann is also designing GMP Certified cannabis extraction and product manufacturing infrastructure. The Company has secured licenses to produce cannabis infused products including beverages, edibles, topicals and concentrates. AmeriCann plans to operate a Marijuana Product Manufacturing business at the Massachusetts Cannabis Center.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional uncertainties that could impact the Company's forward-looking statements, please see the Company’s Registration Statement on Form S-1 which may be viewed at www.sec.gov.

Contact Information:

Corporate:

info@americann.co

www.americann.co

@ACANinfo on Twitter

@AmeriCann on Facebook

@AmeriCannInc on Instagram

AmeriCann, Inc on LinkedIn